Exhibit 99.2

Actaris Metering Systems SA and Subsidiaries

Unaudited Consolidated Financial Statements
as of March 31, 2007 and December 31, 2006 and for the
three months ended March 31, 2007 and 2006

ACTARIS METERING SYSTEMS SA AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

(In € thousands)
(unaudited)	Quarter ended	Quarter ended
	March 31,	March 31,
	2007	2006

Revenues	216,324	184,314
Cost of revenues	149,304	126,510
Gross profit	67,020	57,804

Operating expenses
Research & development	6,697	6,329
Sales and marketing	16,491	14,852
General and administrative	12,946	11,388
Amortization of intangible assets	3,637	3,637
Restructuring	1,163	342
Total operating expenses	40,934	36,548

Operating result	26,086	21,256

Other financial income (expense)
Interest expense (net)	(11,676)	(10,919)
Other financial expense (net)	219	(436)
Total other financial income (expense)	(11,457)	(11,355)

Income (loss) before income taxes and minority interest	14,629	9,901

Income tax benefit (provision)	(5,205)	(3,850)
Minority interest	(8)	(14)

Net income (loss)	9,416	6,037

The accompanying notes are an integral part of these consolidated financial statements.

ACTARIS METERING SYSTEMS SA AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In € thousands)
(unaudited)	At March 31,	At December 31,
	2007	2006
ASSETS

Current assets
Cash and cash equivalents	33,218	33,672
Accounts receivable, net	151,186	134,400
Inventories, net	84,589	76,825
Current portion of deferred income tax	4,565	3,879
Other current assets	25,364	20,485
Total current assets	298,922	269,261

Long-term investments	3,226	3,411
Property, plant & equipment, net	144,782	145,807
Intangible assets, net	194,162	197,794
Goodwill	220,904	220,876
Deferred income tax	13,876	15,886
Other long-term assets	18,463	18,905
Total assets	894,335	871,940

LIABILITIES AND SHAREHOLDERS EQUITY

Current liabilities
Accounts payable	122,681	109,894
Accrued expenses	33,891	32,868
Wages and benefit payable	28,702	29,430
Income tax payable	17,793	18,078
Current portion of debt & overdrafts	4,736	8,700
Current portion of warranty	2,842	3,220
Current portion of deferred compensation	3,000	3,000
Current portion of restructuring	5,170	5,490
Other current liabilities	2,391	2,401
Total current liabilities	221,206	213,081

Long-term debt	356,701	356,562
Mezzanine debt	110,000	110,000
Minority interest	1,752	1,763
Deferred compensation	52,570	52,530
Deferred income tax	80,261	82,841
Restructuring	866	678
Warranties	2,842	3,219
Contingent liabilities and other non-current liabilities	16,557	13,165
Total liabilities	842,755	833,839

Shareholder convertible notes	161,817	159,280

Shareholders' equity
Common shares	1,630	1,630
Adjustment of the carryover basis of continuing shareholders	(133,654)	(133,654)
Accumulated other comprehensive income, net	1,655	129
Retained earnings	20,132	10,716
Total shareholders' equity	(110,237)	(121,179)

Total liabilities and shareholders' equity	894,335	871,940

The accompanying notes are an integral part of these consolidated financial statements.

ACTARIS METERING SYSTEMS SA AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOW

(In € thousands)
(unaudited)	Quarter ended	Quarter ended
	March 31,	March 31,
	2007	2006

Operating activities
Net income (loss)	9,416	6,037

Adjustments to reconcile net income (loss) to net
cash provided by operating activities:
Depreciation and amortization	9,077	9,104
Amortization of prepaid debt fees	115	128
Deferred income tax	(299)	(228)
Acquired in process research & development
Amortization of acquired backlog from purchase accounting
FIN 48 Adjustment in Other Comprehensive Income	1,011

Changes in operating assets and liabilities, net of
currency translation adjustment effect:
Increase in accounts receivable	(16,782)	(9,599)
Increase in inventories	(7,687)	(4,669)
Increase in other current assets	(3,911)	(1,836)
Increase in accounts payable and	15,851	2,165
accrued expenses, wages and benefit payables
Increase in tax liabilities	185	1,595
Increase in accrued interest on convertible bonds	2,537	2,325
Decrease in restructuring	(1,296)	(2,257)
Other	1,075	151
Net cash provided by operating activities	9,292	2,916

Investing activities
Acquisitions of property, plant and equipment	(4,446)	(3,653)
Acquisition and financing fees	(1,490)	(2,050)
Other	127	58
Net cash used in investing activities	(5,809)	(5,645)

Financing activities
Decrease in bank overdraft	163
Increase in new senior debt from Mizuho Corporate Bank (net)	(4,114)	(4,589)
Increase in Mezzanine debt from Mizuho Corporate Bank
Increase in cash deposit at Royal Bank of Scotland
Equity contribution
Proceeds from issuance of convertible bonds
Other	(12)	(29)
Net cash provided by (used in) financing activities	(3,963)	(4,618)

Net translation adjustment on cash and cash equivalents	26	(154)
Dividends paid

Increase in cash an cash equivalents	(454)	(7,501)
Cash and cash equivalents at beginning of period	33,672	40,519

Cash and cash equivalents at end of period	33,218	33,018

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	(5,732)	(2,281)
Cash paid during the period for interests	(10,345)	(11,119)

The accompanying notes are an integral part of these consolidated financial statements.

ACTARIS METERING SYSTEMS SA AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

(In € thousands)			Adjustment of
(unaudited)			the Carryover	Accumulated	Retained
			Basis of	Other	earnings
	Number of		Continuing	Comprehensive	(Accumulated
	Shares	Amount	Shareholders	Income (loss)	deficit)	Total

Predecessor
Balance at December 31, 2003	845,000	160,000		(3,355)	(7,693)	148,952

Net income					23,618	23,618
Currency translation adjustment				(2,310)		(2,310)
Dividend payment					(10,560)	(10,560)

Balance at December 31, 2004	845,000	160,000		(5,665)	5,365	159,700

Net income					18,008	18,008
Currency translation adjustment				7,590		7,590

Balance at July 31, 2005	845,000	160,000		1,925	23,373	185,298

Successor
Ordinary shares	64,408	1,610				1,610
Preferred shares	800	20				20
Predecessor basis adjustment			(133,654)			(133,654)
Net loss					(8,835)	(8,835)
Currency translation adjustment				2,125		2,125

Balance at December 31, 2005	65,208	1,630	(133,654)	2,125	(8,835)	(138,734)

Net income					19,551	19,551
Currency translation adjustment				(1,996)		(1,996)

Balance at December 31, 2006	65,208	1,630	(133,654)	129	10,716	(121,179)

Net income					9,416	9,416
FIN 48 adjustment				1,011		1,011
Currency translation adjustment				515		515

Balance at March 31, 2007	65,208	1,630	(133,654)	1,655	20,132	(110,237)

The accompanying notes are an integral part of these consolidated financial statements.

        ACTARIS METERING SYSTEMS SA AND SUBSIDIARIES

        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS AS OF MARCH 31, 2007 (UNAUDITED)

NOTE 1.	DESCRIPTION OF BUSINESS

Actaris Metering Systems SA (“Actaris” or “the Company”) is incorporated in Luxembourg. The Company, through its subsidiaries in 30 countries, designs, manufactures, and services meters and associated systems for the electricity, gas, water and heat markets.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION
Actaris consolidates all subsidiaries in which the Company has a greater than 50% ownership or otherwise when Actaris has the effective control. Subsidiaries in which the Company does not control and owns less than a 50% interest are accounted for using the equity method and are classified in Long-Term Investments. Entities in which we have less than a 20% investment and do not exercise significant influence are accounted for under the cost method. We consider for consolidation any variable interest entity of which we are the primary beneficiary. We are not the primary beneficiary of any variable interest entities. All intercompany transactions and balances are eliminated in consolidation.

CASH AND CASH EQUIVALENTS
Actaris considers all highly liquid instruments with remaining maturities of three months or less at the date of acquisition to be cash equivalents.  Cash equivalents are recorded at cost, which approximates fair value.

ACCOUNTS RECEIVABLE
Accounts receivable are recorded for invoices issued to customers in accordance with contractual arrangements. The allowance for doubtful accounts is based on the Company’s historical experience of bad debts. Accounts receivable are written-off against the allowance when we believe an account, or a portion thereof, is no longer collectible.

INVENTORIES
Inventories are stated at the lower of cost or market using the first-in, first-out method. Inventory consists of materials and parts, supplies, work in process and finished products. Work in progress and finished products include all direct and attributable indirect costs incurred in manufacturing products. General & Administrative expenses and Research & Development costs are not included in inventory. Inventory is recorded net of a reserve for slow-moving or obsolete products.

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, set at ten to thirty years for buildings and improvements and three to ten years for machinery and equipment. Capitalized leases relate to building improvements and are capitalized over the term of the applicable lease, including renewable periods if reasonably assured, or over the useful lives, whichever is shorter.

We review tangible assets for impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable. There were no significant impairments in 2006, 2005 and 2004. If there were an indication of impairment, management would prepare an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows were less than the carrying amount of the assets, an impairment loss would be recognized to write down the assets to their estimated fair value.

Maintenance, repairs and renewal costs which do not improve or extend the useful life of the asset are expensed as incurred.

DEFERRED FINANCING COSTS
The Company capitalizes direct costs incurred related to the issuance of debt and records the amounts in other long-term assets. These costs are amortized to other financial expense over the lives of the respective borrowings using the effective interest method.   Upon early repayment of the underlying loan balance, the related remaining fees are charged to expense. Deferred financing costs recorded in the Consolidated Balance Sheets are €13.2 million at March 31, 2007 and €13.3 million at December 31, 2006.

ACQUISITIONS
In accordance with SFAS 141, Business Combinations (SFAS 141) and Emerging Issues Task Force (EITF) 88-16, Basis in Leverage Buyout Transactions, the Company records the results of operations of an acquired business from the date of acquisition. Net assets of the acquired company and intangible assets that arise from contractual/legal rights, or are capable of being separated, are recorded at their fair values at the date of acquisition for new investors and the carrying basis for continuing investors. The excess of the purchase price to the fair value of tangible and definite life intangible assets is allocated to goodwill. Amounts allocated to in-process research and development (IPR&D) are expensed in the period of acquisition.

GOODWILL AND INTANGIBLE ASSETS
Goodwill is tested for impairment as of December 31 of each year, or more frequently, if a significant event occurs under the guidance of SFAS 142, Goodwill and Other Intangible Assets. Reporting units, as defined by SFAS 142, are the same as the operating segments as each business unit is comprised of a single component. Goodwill is assigned to reporting units based on the capacity of the reporting units to generate future cash flow. Intangible assets with a finite life are amortized based on estimated discounted cash flows over estimated useful lives and tested for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. The Company uses estimates in determining the value of goodwill and intangible assets, including estimates of useful lives of intangible assets, discounted future cash flows and fair values of the related operations. In testing goodwill for impairment, the Company forecasts discounted future cash flows at the reporting unit level based on estimated future revenues and operating costs, which take into consideration factors such as existing backlog, expected future orders, supplier contracts and general market conditions.

The cost allocated to identifiable intangible assets is amortized to expense over the estimated period of future benefit associated with the intangible asset as follows:

•	Backlog 3 months
•	In Process R&D immediately expensed
•	Software 10 years
•	Intellectual Property 12 years
•	Customer Relationship 20 years

WARRANTY
The Company offers industry standard warranties on hardware products. Standard warranty accruals represent the estimated cost of projected warranty claims and are based on historical and projected product performance trends, business volume assumptions, supplier information and other business and economic projections.

CONTINGENCIES
An estimated loss for a contingency is recorded if it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. We evaluate, among other factors, the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. Changes in these factors could materially affect our financial position, results of operations and cash flows.

POSTRETIREMENT BENEFITS
The Company has both defined contribution plans and defined benefit plans. Defined contribution plans are accounted for using the liability method with respect to any contributions due at year-end. Defined benefit obligations are measured using the years-of-service method and corridor approach. Obligations under its defined benefit plans are calculated [based on age, years of service, and the level of compensation] by applying consistent actuarial assumptions that reflect the market expectations for the period in which the obligations are to be settled.  Under the corridor approach, all actuarial gains and losses resulting from variances between actual results and actuarial assumptions are deferred unless they exceed the corridor which is defined as the greater of 10% of the projected benefit obligation or 10% of the fair value of plan assets as of the beginning of the year. In such cases, those actuarial gains and losses are amortized over the average remaining period of employment. When applicable, the defined liability is netted with the fair value of pension trust assets.

INCOME TAX
The Company accounts for income taxes using the assets and liability method. Under this method, deferred taxes are recorded for the temporary differences between the financial reporting basis and tax basis of our assets and liabilities. These deferred taxes are measured using the tax rates expected to be in effect when the temporary differences reverse. The Company establishes a valuation allowance for a portion of the deferred tax asset when the Company believes it is more likely than not that a portion of the deferred tax asset will not be utilized.

We adopted the provision of the Financial Accounting Standards Board (FASB) Interpretation 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB 109 (FIN 48) on January 1, 2007. This interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it more likely than not that the tax position will be sustained on examination by tax authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement. FIN 48 also provides guidance on derecognising, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. We recognize penalties accrued related to unrecognised tax benefits in our provision for income taxes upon a first refusal of our tax position by a first administration instance decision. We recognize interest expense in our other financial income/expense.

FOREIGN EXCHANGE
Foreign currency transactions are recorded using the exchange rate in effect at the date the transaction is recorded. At year-end, monetary assets and liabilities are translated into the reporting currency at year-end exchange rates. Foreign currency exchange differences are recorded in Financial Charges.

The financial statements of foreign subsidiaries are prepared in the functional currency of each subsidiary. For foreign subsidiaries outside of the Euro-zone (i.e.: with a functional currency other than the Euro), assets and liabilities are translated into Euros at the official year-end exchange rates. Income statement accounts are translated at the weighted-average exchange rates for the period.  The resulting differences are charged or credited to Other Comprehensive Income.

REVENUE RECOGNITION
Revenues are recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collectibility is reasonably assured. Hardware revenues are generally recognized at the time of shipment, receipt by customer, or, if applicable, upon completion of customer acceptance provisions. Hardware post-sale maintenance fees are recognized ratably over the life of the related contract. Arrangements with multiple elements are not material to the Company’s overall revenues.

The Company defers revenue for products or services that have not been provided but have been invoiced under contractual agreements or paid for by a customer, or when products or services have been provided but the criteria for revenue recognition have not been met. Revenues resulting from long-term contracts for the delivery of meters are recognized upon the customer acceptance criteria determined in the agreement.

SHIPPING AND HANDLING FEES AND COSTS
Shipping and handling fees billed to customers are classified in “Revenues” in our Consolidated Income Statement.  Shipping and handling costs are included in “Cost of Sales” in our Consolidated Income Statement.

DERIVATIVES
The Company utilizes derivative instruments to hedge its interest rate exposure. As these derivatives are not designated as accounting hedges under SFAS 133, they are accounted for as derivatives with no hedge designation. Such derivative instruments are reflected at fair value in the Consolidated Balance Sheet in other current assets or other current liabilities. Changes in the fair value on these derivatives are, both realized and unrealized, recorded in current period earnings as interest expense.

RESEARCH & DEVELOPMENT
Product development costs primarily include payroll and third party contracting fees.  Due to the relatively short period of time between technological feasibility and the completion of product development we generally do not capitalize product development.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying values of cash, cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate estimated fair value due to the short maturity of these instruments.

The fair value of long-term debt was based on current rates offered to Actaris for similar debt with the same remaining maturities. The carrying value approximates fair value.

The Company accounts for certain instruments with characteristics of both liabilities and equity in accordance with SFAS 150 and EITF Topic D-98 (a clarification of ASR268), as applicable, which requires classification of redeemable securities that would otherwise not represent obligations under SFAS 150 and are redeemable only if specified events occur at their initial carrying amount outside of permanent equity.

CONCENTRATION OF CREDIT RISK
Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and customer receivables.  The Group places its cash and cash equivalents with high credit quality financial institutions and invests in low-risk, highly liquid instruments. Actaris has a wide customer basis with no single customer exceeding 3.5% of its annual revenues. Therefore the credit risk is limited.

USE OF ESTIMATES
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. While management believes that the estimates used in the preparation of the financial statements are reasonable, actual results could differ from these estimates.

NOTE 3.	FORMATION OF THE COMPANY AND PREDECESSOR BASIS ADJUSTMENT

Actaris Metering Systems SA (“Actaris” or the “Company”), formerly called "Actaris Metering Systems II Sàrl", was incorporated on June 3rd, 2005 under the laws of Luxembourg by FCPRs managed by LBO France Gestion S.A.S. Actaris Metering Systems II Sarl was renamed on December 2, 2005 and subsequently transformed from Sarl to SA on February 28, 2006.  Actaris is registered under number B 108-445 and its registered address is: 26 rue Louvigny, L-1946 Luxembourg. Actaris has been established for an unlimited period of time. Actaris Metering Systems II Sàrl, acting directly or through various consolidated subsidiaries, acquired Actaris Holding France, Actaris Services “France”, Actaris Development Germany Gmbh, Ganz meter company Ltd Hungary, Actaris Development UK Ltd, Actaris Development US Liquid Measurement Inc, Actaris Development US Gas Inc, Actaris Management Services SA, Actaris Holding 6 S.A., Actaris Spa “Italy”, Actaris SA “Spain” and Actaris Financial Services Sarl and subsidiaries (collectively referred to as the “Actaris Group” or “Predecessor”), on July 28 2005 (“The Acquisition”). The Acquisition occurred through the purchase of all the outstanding equity of the Actaris Group, and bonds owned by the Selling Holding Company1 in all its affiliates.

Total cost of the acquisition on July 28, 2005 was € 652.7 million, which consisted of € 484.0 paid for the equity interest of the selling shareholders and € 210.0 million to repay existing indebtedness, net of cash acquired of € 41.3 million. Sources of funds for the acquisition were comprised of new equity in the form of cash for € 1.6 million, new equity in the form of shareholder convertible notes for € 146.0 million, a new debt facility for € 420.0 million, a mezzanine debt facility of € 110.0 million and acquisition costs of € 16.4 million, offset by cash acquired of € 41.3 million.

The acquisition was recorded as of July 28, 2005, in accordance with SFAS 141, Business Combinations, which requires the cost of the acquisition be allocated to the fair value of the acquired identified assets and assumed liabilities.  Because certain shareholders in the Company also were shareholders in Predecessor, the Company applied the guidance in Emerging Issues Tasks Force (EITF) 88-16, Basis in Leverage Buyout Transactions.  EITF 88-16 requires that the assets acquired and liabilities assumed for the lesser of the continuing shareholder’s residual interest in Predecessor or the Company be reflected at carryover basis for accounting purposes, not fair value. Accordingly, the Company reduced the step-up to fair value (primarily property, plant and equipment, identifiable intangible assets, and goodwill) calculated under SFAS 141. This reduction is reflected as a Predecessor Basis Adjustment in Shareholders Equity for €133.7 million. As a result of this adjustment, the net assets at the acquisition date reflect fair value for the new investor’s ownership of 60.4% and carryover basis for the remaining 39.6% for continuing shareholders. This reduction has no impact on cash flow or the underlying fair value at the acquisition date used to allocate purchase price.

1 The Selling Holding Company was Actaris Metering Systems SA (a Luxembourg Company created on May 23, 2003) which was the Holding Company of the Actaris Group until July 28, 2005.

The cost of the acquisition is broken down and has been allocated to the identifiable assets and liabilities as follows:

(In € thousands)

Purchase Price Allocation at August 1, 2005:
Cost of acquisition, net of acquisition costs			652,750
Net book value of assets acquired and liabilities assumed			298,608
Excess of cost over book value			354,142

Fair value of identifiable assets & liabilities as at August 1, 2005:
			Predecessor
	Book value	Fair value	Basis	Sources
	Acquired	Allocation	Adjustment	of Financing	Net
Uses
Working capital	125,235	4,088	(1,619)	-	127,704
Property, plant & equipment	142,731	15,859	(6,280)	-	152,310
Identifiable intangibles	189,697	62,121	(24,600)	-	227,218
Other assets	37,766	11,876	(4,703)	-	44,939
Goodwill	-	328,344	(107,612)	-	220,732
Other current liabilities	(129,412)	(57,588)	11,160	-	(175,840)
Acquisition related restructuring costs	-	(8,819)	-	-	(8,819)
Other long-term liabilities	(67,409)	(1,739)	-	-	(69,148)
Sources
Net cash	-	-	-	24,840	24,840	(1)
Convertible shareholder notes	-	-	-	(145,960)	(145,960)
Mezannine debt	-	-	-	(110,000)	(110,000)
Senior bank debt	-	-	-	(420,000)	(420,000)
Net Balance	298,608	354,142	(133,654)	(651,120)	(132,024)

(1)	Cash acquired, net of transaction fees

NOTE 4.	ACCOUNTS RECEIVABLE, NET

	At March 31,	At December 31,
	2007	2006
	(In € thousands)

Gross accounts Receivables	154,780	138,310
Allowance for doubtful accounts	3,594	3,910
Accounts Receivables, net	151,186	134,400

NOTE 5.	INVENTORIES, NET

 The components of Inventories at March 31, 2007 and December 31, 2006 consist of the following:

		At March 31,	At December 31,
		2007	2006
		(In € thousands)

Gross Inventory	Raw materials and parts	44,256	39,653
	Work in process	8,635	8,234
	Finished Goods	39,066	34,952
Total Gross Inventory		91,957	82,839

Obsolescence Reserve	Raw materials and parts	3,908	3,190
	Work in process	300	245
	Finished Goods	3,160	2,579
Provision for obsolescence		7,368	6,014

Inventory, net		84,589	76,825

NOTE 6.	PROPERTY, PLANT AND EQUIPMENT, NET

The components of Property, Plant and Equipment at March 31, 2007 and December 31, 2006 consist of the following:

	At March 31,	At December 31,
	2007	2006
	(In € thousands)

Land and improvements	25,446	25,446
Building and improvements	51,364	49,871
Machinery and equipment	100,496	97,573
Total PP&E, gross	177,306	172,890
Less: Accumulated depreciation	(32,524)	(27,083)
Total PP&E, net	144,782	145,807

Depreciation expense was € 5.5 million in first quarter 2007 and € 5.4 million in first quarter 2006.

NOTE 7.	INTANGIBLE ASSETS, NET

The gross carrying amount and accumulated amortization of intangible assets, other than goodwill, are as follows:

	March 31, 2007			December 31, 2006
	(In € thousands)
		Accumulated			Accumulated
	Assets	Amortization	Net	Assets	Amortization	Net

Intellectual properties	126,335	17,546	108,789	126,335	14,915	111,420
Customer relationship	58,341	4,862	53,479	58,341	4,132	54,209
Trademarks	23,307		23,307	23,307		23,307
Software licenses	10,424	1,837	8,587	10,424	1,566	8,858
Total	218,407	24,245	194,162	218,407	20,613	197,794

Intangible asset amortization expense was € 3.6 million in the first quarter of 2007 and in the first quarter 2006.

NOTE 8.	GOODWILL, NET

The Company tests goodwill for impairment as of December 31, of each year.  No impairment adjustments were required in 2006 or before.

Goodwill balances can also increase or decrease, with a corresponding change in accumulated other comprehensive income (loss), due to changes in foreign currency exchange rates.

The following table reflects goodwill allocated to each reporting segment at March 31, 2007 and December 31, 2006.

	Total	Electricity	Gas	Water	Corporate
(In € thousands)

Goodwill balance at December 31, 2006	220,876	64,368	60,275	69,770	26,463
Effect of change in exchange rates	28	8	8	9	3
Goodwill balance at March 31, 2007	220,904	64,376	60,283	69,779	26,466

NOTE 9.	SENIOR BANK DEBT

To finance the July 28, 2005 acquisition of the Actaris Group, the Company entered into a senior Credit Facility Agreement on June 20, 2005 of € 495.0 million with the Mizuho Corporate Bank Ltd. The Credit Facility consisted of a € 420.0 million senior debt, and a € 75.0 million senior revolving credit line (covering both Revolving Credit Loan for € 35.0 million and Facility and Bank Guarantees for € 40.0 million).  On the senior debt, € 403.7 million was contracted in Euros while US dollars 19.6 million (equivalent to € 16.3 million) was contracted in US dollars.

On July 28, 2005, the Company drew down the entirety of the Senior Credit Facility, i.e. € 420.0 million, composed of:

- The Senior Facility Term A (€ 150.0 million) maturing July 28, 2012 and bears interest at a rate equal to Euribor, plus a margin ranging from 1.20% to 2.25% per year depending on Actaris’ ratio of Debt to EBITDA, plus an Additional Costs rate of 0.0017%.
-The Senior Facility Term B (€ 135.0 million) maturing July 28, 2013 and bearing interest at a rate equal to Euribor, plus a margin ranging from 2,25% to 2.75% per year depending on Actaris’ ratio of debt to EBITDA, plus an Additional Costs rate of 0.0017%.
- The Senior Facility Term C (€ 135.0 million) maturing July 28, 2014 and bearing interest at a rate equal to Euribor, plus a margin of 3.25% per year, plus an Additional Costs rate of 0.0017%.

On July 28, 2005, the Company drew € 29.8 million on the Revolving Credit Facility at a rate equal to Euribor, plus a margin of 2.25% per year. On March 31, 2007 and December 31, 2006, there were no borrowings outstanding under the Revolving Credit Facility and € 17.0 million was utilized by outstanding standby letters of credit. The annual commitment fee on the unutilized portion of the revolving credit loan is 0.625%.

Analysis of Short-Term and Long-Term Senior Debt at March 31, 2007 by term is as follows:

	At March 31, 2007
(In € thousands)	Short Term	Long Term	Total
	Portion	Portion

Senior Credit Loan, Term A	4,101	91,643	95,744
Senior Credit Loan, Term B		132,529	132,529
Senior Credit Loan, Term C		132,529	132,529
Senior Debt from Mizuho Corporate Bank Ltd	4,101	356,701	360,802

The Senior Credit Facility Agreement with Mizuho Corporate Bank, Ltd contained financial covenants tested on a quarterly basis starting December 31, 2005. These covenants included maintaining ratios of EBITDA to Net Interest Payable, Cash Flow to Debt Service and EBITDA to Net Borrowings. Other restrictions included a limit on the yearly capital expenditures. To date, the Company is in full compliance with the debt covenants as described in the Credit Facility Agreement.

Following the result of the Net Borrowings to EBITDA ratio, the Company succeeded in reducing the margin on its A Term Loan Facility and Revolving Credit Facility from 2.25% to 1.75% and the margin on its B Term Loan Facility from 2.75% to 2.50%, both with effect on October 1st 2006.

In total, € 4.1 million were repaid in first quarter 2007.  As a consequence, the Senior Term A amounted to € 95.7 million and the senior facility term B & C amounted to € 132.5 million each as of March 31 2007.

NOTE 10.	MEZZANINE CREDIT FACILITY

To finance the July 28, 2005 acquisition, the Company entered on June 20, 2005 into a Mezzanine Credit Facility Agreement with the Mizuho Corporate Bank Ltd. The credit facility consisted of € 110.0 million in mezzanine debt contracted in Euros.

On July 28, 2005, the Company drew down the entirety of the Mezzanine Credit Facility, or € 110.0 million. This mezzanine facility matures July 28, 2015 and bears interest at a rate equal to Euribor, plus a margin of 8.00%. It cannot be prepaid without penalty.

Among other restrictions, the Mezzanine Credit Facility agreement with Mizuho Corporate Bank, Ltd contained financial covenants tested on a quarterly basis starting December 31, 2005. These covenants included maintaining ratios of EBITDA to Net Interest Payable, Cash Flow to Debt Service and EBITDA to Net Borrowings. Other restrictions include a limit on the yearly capital expenditures. To date, the Company is in full compliance with the debt covenants as described in the Credit Facility Agreement.

NOTE 11.	SHAREHOLDERS CONVERTIBLE NOTES

On July 28 2005, the Company issued shareholder convertible notes with a nominal value of € 25 each in four series, two which bear interest at Euribor 12 months plus 3,.86%, and two which are non-interest bearing.  Net proceeds of approximately € 161.4 million from the issuance were used to finance the acquisition. Each of the bonds was convertible into one share of common stock at the option of the holder or Company. Additionally, the bonds were redeemable either on demand or at the maturity date at the option of the holder or Company subject to (i) the repayment of all outstanding debt and (ii) the bonds not having been converted.  For purposes of redemption (either early or at maturity), the redemption amount was not fixed but equal to the residual equity value of the Company. Accordingly, these have been treated as redeemable residual equity interests and accounted for under EITF Topic D-98 and ASR 268, which requires classification of redeemable securities that would otherwise not represent obligations under SFAS 150, and are redeemable only if specified events occur, at their initial carrying amount outside of permanent equity.

The interest bearing bonds, 2.016.336 units in A1 and 3.461.136 units in B1 had a final maturity date of July 28th, 2080 and July 28th, 2020, respectively. In accordance with the terms of the A1 and B1 bonds, all interests have been accrued and deferred until future redemption. The total amount accrued within the total shareholder convertible notes balance amounts to € 15.9 million per March 31, 2007 and € 13.3 million per December 31, 2006.

The non-interest bearing shareholder convertible notes, 360.060 units of A2, and 618.060 units of B2 had a final maturity date on July 28, 2080 and July 28, 2020, respectively. The non-interest bearing bonds had been discounted using a 4.02% interest rate equivalent to the long term European bonds rate.

NOTE 12.	SHAREHOLDERS’ EQUITY

The € 1.63 million of shares of Actaris Metering Systems SA are composed of 64,408 ordinary shares with a nominal value of € 25 each and are pledged in favor of Mizuho Corporate Bank Ltd. and Preferred Shares (€ 20.0 thousand) giving rights for a preferred dividend.  Preferred Shares are divided into 800 preferred shares with a nominal value of € 25 each.

If the Company reports a net profit for the year, Luxembourg law requires the appropriation of an amount equal to at least 5% of the annual net income to a legal reserve until such reserve equals 10% of the issued share capital. This reserve is not available for dividend distribution.

NOTE 13.	CONTINGENT AND OTHER NON-CURRENT LIABILITIES AND CONTINGENCIES

Legal proceedings, claims and other contingencies
The Company is a defendant in a number of legal proceedings arising in the ordinary course of business and has various unresolved claims pending including, amongst others, tax litigations in several different jurisdictions where tax losses, tax incentives and deductibility of certain expenses are challenged. Management has recorded a € 8.7 million provision, out of a total risk of € 15.3 million, in relation with the above cases. The outcome of these lawsuits and claims is not known at this time. Management defends all of these lawsuits vigorously.

The Company has been sued by the minority shareholder of an affiliate (together with the shareholder prior to the 2001 acquisition of the worldwide business) for breach of an alleged preemptive right. Courts have condemned the defendants to pay material compensation damages of about € 10.6 million.  All defendants have appealed and, based on independent legal advice, management believes there is no legal reason for this claim and consequently only accrued approximately € 1 million for legal and other related fees.

Environmental regulations
The Company uses metals, solvents and similar materials that are stored on-site.  The waste created by use of these materials is transported off-site on a regular basis by an unaffiliated waste hauler and is processed by an unaffiliated contractor or vendor.  The Company has made a concerted effort to reduce or eliminate the use of mercury and other hazardous materials in its products.  The Company believes it is in compliance with regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of, or exposure to, toxic or other hazardous substances, except for a trichloroethylene (TCE) soil and groundwater contamination which exists in Frosinone, Italy.  At December 31, 2006, the Company has an accrual for environmental remediation amounting to € 0.7 million for environmental remediation works in Frosinone, Italy.  The liability for these costs arose when the site was owned by a former operator, Schlumberger.  However, the Company believes that it is indemnified against exposure to these costs by Schlumberger and as such the Company will pursue reimbursement as clean-up costs are incurred.  Reimbursed amounts are recorded against the receivable when received. The provision for the remediation is included with the warranties and litigations reserve.

The European Union (EU) has enacted the Waste Electrical and Electronic Equipment Directive (“WEEE”), which makes producers of certain types of electrical equipment financially responsible for specified collection, recycling, treatment and disposal of past and future covered products. The deadline for the individual member states of the EU to enact the directive in their respective countries was August 13, 2004 (such legislation, together with the directive is referred to as the WEEE Legislation).  Producers participating in the market were financially responsible for implementing these responsibilities under the WEEE Legislation beginning in August 2005. Implementation in certain of the member states has been delayed into 2007. Similar legislation has been or may be enacted in other jurisdictions, including in the United States, Canada, Mexico, China and Japan. China has passed similar legislation, which will take effect March 1, 2007.  The liability for such environmental costs is accrued when considered probable and the costs can be reasonably estimated.  The Company has determined the liability for our responsibilities under the WEEE Legislation to be immaterial to its operations and financial position at December 31, 2006 and does not currently anticipate material capital expenditures for environmental control facilities.  The Company is continuing to evaluate the impact of the WEEE Legislation and similar legislation in other jurisdictions as individual countries issue their implementation guidance.

Other commitments
As of March 31, 2007, guarantees issued to local banks in the form of letters of credit for performance and bid bonds were € 21.7 million (€ 15.6 million secured by Mizuho Corporate Bank Ltd and € 6.1 million unsecured) compared to € 22.3 million (€ 17.0 million secured by Mizuho Corporate Bank Ltd and € 5.3 million unsecured) at December 31, 2006.

The Company has accrued in its books a warranty reserve to cover potential manufacturing repair costs.  This reserve is based on the expected average return rate of meters that are covered by warranty contractual obligations. Warranties granted by affiliates have, when justified, been supported by Parent Company Guarantees.

As of March 31, 2007, The Company has commitments on the sale of one discontinued businesses in the UK, which took place in 2003 for a total of € 1.3 million. These commitments, related to the tax statute of limitations, as per the contract, will expire in 2009.

The Company has satisfactory title to all assets appearing in its balance sheet. No security has been executed under the provisions of the Uniform Commercial Code, and there are no liens or encumbrances on assets, nor has any asset been pledge except:

-	The pledge of shares in favor of Mizuho Corporate Bank Ltd.
-	At Mecoindo, the 95% held Indonesian affiliate, where a civil court has decided on February 1, 2006 to forbid the sale or pledge of that affiliate real property and shares.
-	The pledge of assets related to the tax claim in Portugal.

NOTE 14.	INCOME TAXES

The Company computes income taxes in accordance with the applicable tax rules and regulations in the numerous jurisdictions where its income is earned.

Our actual income tax rates can differ from the weighted average statutory rate of 33% and can vary from period to period, due to various weight of operating income in jurisdictions with different statutory rates and new or revised tax legislation. We estimate that our 2007 annual effective income tax rate will be approximately 35%.

Deferred income tax is provided on temporary differences between the tax values of assets and liabilities and their carrying amounts in the consolidated financial statements. The tax effect of temporary differences is computed using the tax rate enacted at the balance sheet date and the rate expected to apply when the related deferred income tax assets is realized or the deferred income tax liability is settled.

Effective January 1, 2007, we adopted FIN 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB 109. As a result of our adoption of FIN 48, we recognized a decrease of € 1.0 million of our tax liabilities.  As of January 1, 2007, the amount of unrecognized tax benefits was € 9.2 million that would, if recognized, affect our actual tax rate. We do not expect any reasonably possible material changes to the estimated amount of the liability associated with our unrecognized tax benefits through March 31, 2008. We classified penalties and interests related to income tax benefits in our provision for income taxes. Accrued penalties and interests were € 1.5 million at January 1 2007 and March 31 2007.

We file income tax returns in many non US jurisdictions. The number of years with open tax audits varies depending on the tax jurisdiction and in average vary between 3 to 5 years. Tax audits are pending in Saudi Arabia, Singapore, Australia and in the US. While it is often difficult to predict the final outcome or the timing of resolution of any particular uncertain tax position, we believe that our reserves for income taxes reflect the most probable outcome. We adjust these reserves, in light of changing facts and circumstances.

NOTE 15.	RELATED PARTIES

As per contract, dated November 1, 2005, between the Company and AMS Industries S.A., an investment vehicle of one of Actaris’ shareholders, AMS Industries S.A. was paid € 0,3 million in first quarter 2007 for strategic consulting services rendered including advice regarding reparation of projected development plans, long-term market positioning, international development, external growth strategy including advice on acquisition projects that could occur.

NOTE 16.	NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (SFAS 157), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, on a prospective basis. We are currently evaluating the impact of the adoption of SFAS 157 on our financial statements.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 (SFAS 159). This statement permits entities to choose to measure many financial assets and liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in net income. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of the adoption of SFAS 159 on our financial statements.

NOTE 17.	SUBSEQUENT EVENTS

On February 25, 2007, Itron Inc. and the Company entered into a Stock Purchase Agreement which will result in each stockholder of the Company selling, assigning, transferring, conveying or delivering to Itron, Inc. all of the outstanding residual equity of the Company. The parties closed the transaction on April 18, 2007. The total purchase price of the transaction was € 1.2 billion.  In conjunction with the transaction, all amounts owing under the Senior Credit Facility (Note 12), the convertible bonds (Note 11), and Mezzanine Credit Facility (Note 13), were repaid in full and cancelled.

On June 21, 2007 the company received a letter the tax administration confirming their claim of € 6.6 million regarding the rejection of tax losses carried forward. Based on independent tax advice, we maintain our position and did not record any additional tax liability.